UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  February 7, 2007

GAINSCO, INC.

(Exact Name of Registrant as Specified in Charter)

Texas	001-09828	75-1617013
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)	Identification No.)

3333 Lee Parkway, Suite 1200, Dallas, Texas	75219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (972) 629-4301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1—Registrant’s Business and Operations

Item 1.01  Entry into a Material Definitive Agreement.

On February 7, 2007, the Company entered into the Fifth Amendment to Office Lease (the “Amendment”), which amended the Office Lease executed on May 3, 2005 with Crescent Real Estate Funding VIII, L.P., a Delaware limited partnership (“Crescent Funding”). The Office Lease was entered into in connection with the consolidation of operations in the office building located at 3333 Lee Parkway in Dallas, Texas.

The general partner of Crescent Funding is CRE Management VIII, L. P., a Delaware limited liability company, of which Crescent Real Estate Equities, Ltd., a Delaware corporation (“Crescent”), is the Manager. Crescent is also the owner of the building. Two of the directors of the Company, Robert W. Stallings (the executive Chairman of the Board of Directors) and John C. Goff, are members of the Board of Managers of Crescent. Mr. Goff is also the Chief Executive Officer and Vice Chairman of the Board of Managers of Crescent. As of December 29, 2006, Messrs. Stallings and Goff were the beneficial owners of 4.6% and 0.1%, respectively, of the outstanding Common Shares of Crescent.

The Amendment increased to approximately 52,000 square feet the total amount of space rented by the Company for its Dallas headquarters office and grants to the Company a right of first refusal with respect to additional contiguous space. The Amendment will increase the cost of the lease by an average of approximately $274,000 per year over the remaining term of the Office Lease.

The Amendment was approved by the members of the Company’s Corporate Governance Committee, which is composed of three independent directors of the Company and empowered to review and approve or disapprove, or impose conditions on, any transaction or series of transactions involving the Company and any related party.

Section 9—Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit

10.41	Fifth Amendment to Office Lease dated September 23, 2005 by and between Crescent Real Estate Funding VIII, L.P. and GAINSCO, INC. (exhibits to the Lease are omitted from Exhibit 10.41).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GAINSCO, INC.

/s/ Glenn W. Anderson
Glenn W. Anderson, President and
Chief Executive Officer

DATED:  February 12, 2007

EXHIBIT INDEX

Exhibit No.	Exhibit
10.41	Fifth Amendment to Office Lease dated September 23, 2005 by and between Crescent Real Estate Funding VIII, L.P. and GAINSCO, INC. (exhibits to the Lease are omitted from Exhibit 10.41).